                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
Lori Zimmerman
Investor Relations
610-925-2000


                         GENESIS HEALTHCARE CORPORATION
                      REPORTS FISCAL 2003 YEAR END RESULTS

     o Genesis Health Ventures Completed Spin-Off on December 1, 2003;

     o Pro Forma Year-Over-Year Revenues Grew 2.8% Despite the "Medicare Cliff"


KENNETT SQUARE, PA -- (December 10, 2003) - Genesis HealthCare Corporation ("GHC") (NASDAQ:GHCI) today announced income from continuing operations of $31.2 million for the year ended September 30, 2003. On a pro forma basis for the spin-off and the ElderTrust transactions, GHC pro forma income from continuing operations was $24.0 million and $1.18 per share for the year ended September 30, 2003. Pro forma EBITDA for the year ended September 30, 2003 was $104.1 million and pro forma EBITDA as adjusted was $103.0 million for the same period (see attached reconciliation on page 12).

GHC revenues for the year ended September 30, 2003 grew 3.5% to $1,403.3 million from $1,356.2 million in the comparable period in the prior year. On a pro forma basis for the spin-off and the ElderTrust transactions, GHC revenues for the year ended September 30, 2003 grew 2.8% to $1,431.2 million from $1,392.3 million as compared to the prior year. GHC experienced growth despite the full year impact of the Medicare Cliff which reduced revenues by approximately $24.8 million. GHC saw improved Medicare mix, increased rates from Medicaid sources and continued strength in overall occupancy.

GHC made significant progress in reducing its reliance on temporary nurses, reducing agency labor costs by $20.1 million, or 34% in fiscal 2003 over the same period in the prior year. Agency labor on a per patient day basis represented 7.8% of total nursing labor costs in fiscal 2003 compared with 12.2% in the same period in the prior year. Nursing agency costs improved as a result of continued efforts to manage overtime utilization and to reduce reliance on agency staffing. Total nursing labor costs per patient day declined for the second consecutive quarter by 0.4% to $77.64 per patient day, while maintaining the level of nursing hours per patient day.

"We were very pleased with the operating performance of Genesis HealthCare over the last year, and are ending the year with strong census and an improved reimbursement outlook," stated George V. Hager Jr., Chairman and Chief Executive Officer of Genesis HealthCare. "We look forward to a promising 2004 as we enter a new fiscal year with positive momentum, focusing our efforts on operational improvements in the areas of clinical outcomes, employee recruitment and retention, and the realization of operating cost savings through more efficient purchasing and management of medical supplies and other purchased goods and services."

Reimbursement Update
Effective October 1, 2003, CMS increased Medicare per diems approximately 6.26% (3% increase in the annual update factor and a 3.26% upward adjustment correcting for previous forecast errors). The estimated increase to GHC's Medicare payment rate for the 3.26% administrative adjustment approximates $10 per patient day or about $10 million in revenues and EBITDA annually.

In November 2003, Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which the President signed on December 8, 2003. The new law will extend the moratorium on implementing payment caps on Medicare Part B rehabilitation therapy services from the date of the enactment of the legislation through calendar year 2005. However, it will not be retroactive for therapy services to any individuals who exceeded the cap from September 1, 2003 to the date of enactment of the legislation. Extension of the moratorium removes a significant financial threat to our therapy business. Previously, GHC estimated that the therapy caps would reduce its annual net revenues by approximately $18.9 million and EBITDA by approximately $4.9 million.

Other
     o In November 2003, sold three of GHC's five properties in Wisconsin for approximately $10 million ($4.3 in cash and $5.7 million in notes).

     o Through December 10, 2003, completed $55.4 million of the $70.4 million of previously announced transactions with ElderTrust. The remainder are expected to close by January 2004. The ElderTrust transactions consist of purchases of previously leased eldercare centers and the restructuring of existing lease contracts.

Discontinued Operations
On October 1, 2001, GHC adopted the provisions of Statement of Financial Accounting Standards, No. 144 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 144"). Under SFAS 144, discontinued businesses including assets held for sale are removed from the results of continuing operations and presented as a separate line on the statement of operations.

Conference Call
Genesis HealthCare and NeighborCare will host a joint conference call and webcast at 10.00 a.m. EST on December 11, 2003 to discuss results for the year on a consolidated basis as well as for both separate companies. Investors can access the conference call by phone at (888) 428-4478 or live via webcast through the homepage of the interim Genesis web site at http://www.ghv.com, where a replay of the call will also be posted. The replay will also be made available for one-year on both company's websites at www.neighborcare.com and www.genesishcc.com.

About Genesis HealthCare Corporation
Genesis HealthCare (NASDAQ: GHCI) is one of the nation's largest long term care providers with over 200 skilled nursing centers and assisted living residences in 12 eastern states operating under the Genesis ElderCare banner. Genesis also supplies contract rehabilitation therapy to over 730 healthcare providers in 21 states and the District of Columbia.

Visit our website at www.genesishcc.com
                                       2

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may", "target" and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off on our operations, expected changes in reimbursement rates, inflationary increases in state Medicaid rates and self-insurance retention limits. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; an economic downturn or changes in the laws affecting our business in those markets in which we operate; and that there can be no assurance that the spin-off transaction will increase shareholder value.


The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

                                      # # #

                         GENESIS HEALTHCARE CORPORATION
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS


The following unaudited pro forma condensed combined financial statements presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" filed on Form 10 on November 14, 2003.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2003 is presented as if the spin-off of GHC and the ElderTrust transactions occurred on September 30, 2003 and the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2003 is presented as if the spin-off of GHC and the ElderTrust transactions occurred on October 1, 2002.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of what our financial position and results of operations actually would have been for the periods presented if the spin-off and the ElderTrust transactions occurred on October 1, 2002, nor do such financial statements purport to represent the results of future periods. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are described in the notes accompanying the unaudited pro forma condensed combined financial statements. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off of GHC and the ElderTrust transactions been completed on the aforesaid effective dates for purposes of the pro forma results.

                         GENESIS HEALTHCARE CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                               SEPTEMBER 30, 2003
                                 (IN THOUSANDS)


                                                           Historical                            Pro Forma
                                                      -------------------  --------------------------------------------------
                                                               GHC              Adjustments                        GHC
                                                      -------------------  -------------------            -------------------

Assets:

Current assets                                                $   265,173             $ 39,000  (1)(7)(8)         $   304,173
Property and equipment, net                                       673,167               20,481    (7)                 693,648
Other assets                                                      137,481               29,264  (2) (8)               166,745
                                                      -------------------  -------------------            -------------------
        Total assets                                          $ 1,075,821             $ 88,745                    $ 1,164,566
                                                      ===================  ===================            ===================

Liabilities and Owners' Equity:

Current liabilities                                           $   168,456             $ (3,467)   (3)             $   164,989
Long-term debt, excluding current maturities                      254,193              175,378  (3) (7)               429,571
Other liabilities                                                  74,624              (14,655) (7) (8)                59,969
Owners' equity:
  NeighborCare's equity in GHC                                    581,849             (581,849)   (12)                      -
  Common stock and additional paid in capital                           -              513,338    (12)                513,338
Accumulated other comprehensive income                             (3,301)                   -                         (3,301)
                                                      -------------------  -------------------            -------------------
Total owners' equity                                              578,548              (68,511)                       510,037
                                                      -------------------  -------------------            -------------------
        Total liabilities and owners' equity                  $ 1,075,821             $ 88,745                    $ 1,164,566
                                                      ===================  ===================            ===================


                 See accompanying Notes to Unaudited Pro Forma
                    Condensed Combined Financial Statements.

                         GENESIS HEALTHCARE CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED SEPTEMBER 30, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             Historical                       Pro Forma
                                                          ----------------  --------------------------------------------
                                                                 GHC          Adjustments                      GHC
                                                          ----------------  ---------------              ---------------

Net revenues                                                  $ 1,403,293         $ 27,917     (9)           $1,431,210

Expenses:
      Operating expenses                                        1,276,270           24,164     (9)            1,300,434
      Gain on early extinguishment of debt                         (1,123)               -                       (1,123)
      Lease expense                                                27,920             (129)  (9) (10)            27,791
      Depreciation and amortization expense                        39,626            1,669  (4) (9) (11)         41,295
      Interest expense                                             17,579           13,486     (5)               31,065
                                                         ----------------  ---------------              ---------------


Income from continuing operations before
  income tax expense and equity in net income of
  unconsolidated affiliates and minority interests                 43,021          (11,273)                      31,748

Income tax expense                                                 12,335           (4,254)    (6)                8,081
                                                         ----------------  ---------------              ---------------

Income from continuing operations before equity
  in net income of unconsolidated affiliates
  and minority interests                                           30,686           (7,019)                      23,667

Equity in net income of unconsolidated affiliates                     794             (122)    (9)                  672

Minority interests                                                   (307)               -                         (307)
                                                         ----------------  ---------------              ---------------
Income from continuing operations                             $    31,173         $ (7,141)                  $   24,032
                                                         ================  ===============              ===============



Share information:
      Weighted averages shares outstanding (13):
           Basic and diluted                                                                                     20,378
                                                                                                        ===============

      Earnings per share from continuing operations (13):
           Basic and diluted                                                                                 $     1.18
                                                                                                        ===============


                 See accompanying Notes to Unaudited Pro Forma
                    Condensed Combined Financial Statements.

                         GENESIS HEALTHCARE CORPORATION
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

General note:

        These unaudited pro forma condensed combined financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma financial position of GHC as of September 30, 2003, and the results of operations for the year ended September 30, 2003. These adjustments are described below.

        The pro forma adjustments exclude estimated incremental costs associated with being an independent public company and the loss of certain synergies and benefits of economies of scale that existed while we were part of NeighborCare. We estimate these incremental pre-tax costs to be approximately $2.1 million of additional general and administrative expense. We estimated these costs in connection with the preparation of GHC's detailed operating budget for the forthcoming year.

Pro forma adjustments for the spin-off

(1) We retained $89.3 million of the proceeds of the issuance of the senior subordinated notes and the borrowings under the term portion of our new senior credit facility to: pay fees and expenses of $11.0 million relating to our new financing arrangements, to finance $39.3 million for pending transactions with ElderTrust, and to retain the remaining $39.0 million to fund working capital and other requirements.

        The resulting pro forma cash balance of $47.8 million, which is a included in current assets, includes approximately $8.1 million of restricted cash balances not available for our general working capital and other needs.

(2) Represents the capitalization of $11.0 million of direct financing costs in connection with the new debt agreements entered into by us, offset by the write-off of $3.7 million of unamortized deferred financing costs carried on GHC's historical balance sheet related to indebtedness that was paid-off.

(3)     Represents:


                                                                          Current
                                                                        maturities of     Long-term
                                                                          long-term          debt            Total debt
                                                                       --------------   -------------     -------------
                                                                                        (in thousands)
        Repayment of NeighborCare debt...........................            $ (2,407)      $(217,538)       $ (219,945)
        Repayment of existing mortgages..........................              (2,910)        (33,081)          (35,991)
        Borrowings under new financing arrangements..............               1,850         408,150           410,000
                                                                       --------------   -------------     -------------
        Debt and owner's equity (see footnote 13)................            $ (3,467)      $ 157,531        $  154,064
                                                                       ==============   =============     =============


        In October 2003, we issued 8% senior subordinated notes in an aggregate principal amount of $225 million, with a term of 10 years. We subsequently entered into a senior credit facility that provides for a fully drawn term loan of $185 million and a revolving credit facility of $75 million, none of which was drawn at the consummation of the spin-off. The term loan has a seven year term and amortizes one percent per year through year six. The revolving credit facility has a five year term. Of the $410.0 million of borrowings under the new financing arrangements, we retained $39.0 million to fund working capital and other requirements, retained $39.3 million to finance the ElderTrust transactions, expended $11.0 million for financing related fees, transferred $219.9 million to NeighborCare to repay its existing indebtedness that was allocated to us, transferred $64.8 million to NeighborCare, which was utilized by NeighborCare to repay other existing indebtedness and expect to use $36.0 million to repay our existing mortgage loans. GHC's new senior credit facility includes an excess cash flow recapture provision which requires principal payments above contractual minimum amounts each year depending on a formula defined in the senior credit facility agreement. The term loan portion of our new senior credit facility has a rate of interest of LIBOR plus 2.75%. The revolving credit portion of our new senior credit facility has a rate of interest of LIBOR plus 3.00% on any borrowings there under, and we are required to pay a commitment fee of 0.50% on any unused portion thereof.

(4) Represents the amortization of estimated deferred financing fees and expenses related to our new financing arrangements offset by reduced historical amortization of deferred financing fees written-off following the repayment of the existing indebtedness.



                                                                  Year ended
                                                                 September 30,
                                                                     2003
                                                              ----------------
                                                                (in thousands)

        Historical financing fee  amortization.............              $ (984)
        New financing fee amortization.....................               1,260
                                                              -----------------
                                                                         $  276
                                                              =================

(5) Reflects the increase in estimated interest expense based upon the incurrence of an additional $171.9 million of incremental debt, as reflected in footnotes (3) and (7), and an estimated weighted borrowing average rate of 7.4% following the spin-off. As a result, we would expect our interest expense to be as follows:

                                                                    Year ended
                                                                   September 30,
                                                                       2003
                                                                   -------------
                                                                  (in thousands)
        Pro forma interest expense ($438,144 at 7.4%)........          $ 32,423
        Less:  interest allocated to assets held for sale....            (1,358)
        Less:  historical interest expense reported..........           (17,579)
                                                               ----------------
                                                                       $ 13,486
                                                               =================
        Debt service under our new senior credit facility is based upon a variable interest rate that may fluctuate due to market conditions and / or our operating performance. A variance of 1/8% in variable rates of interest would change interest expense by approximately $231 thousand for the fiscal year ended 2003.

(6) Income tax expense is reported at an estimated effective tax rate of 39%, offset by a $4.4 million tax credit realized as a result of a change in tax law.

Pro forma adjustments for the ElderTrust Transaction

General note:

        NeighborCare made a payment of approximately $4.4 million in exchange for ElderTrust's consent to the assignment from NeighborCare to GHC of all remaining leases and guarantees. The $4.4 million consideration is a spin-off transaction cost of NeighborCare, and is therefore not reflected in these unaudited pro forma condensed combined financial statements.

        Certain of the following footnotes make reference to the changes in both cash basis and accrual basis lease cost as a result of the ElderTrust transactions. GHC's lease expense is presented on an accrual basis in accordance with GAAP. Differences between lease expense on an accrual basis and the amount of cash disbursed for lease payments is caused by:

           * Unfavorable or favorable lease balances established in GHC's September 30, 2001 adoption of fresh-start reporting which are amortized on a straight-line basis over the lease term; and

           * The amortization of advanced rent payments made to ElderTrust in order to reduce lease payments over the lease term.

(7) Represents the purchase of five previously leased properties for approximately $24.8 million, including the assumption of $17.8 million of debt, offset by the elimination of the carrying value of a net unfavorable lease credit of $4.4 million.

                                                              Year ended
                                                             September 30,
                                                                 2003
                                                            ---------------
                                                             (in thousands)

        Current assets (cash)........................             $  (7,003)
        Property and equipment, net..................                20,481
                                                            ---------------
                                                                     13,478
                                                            ===============

        Long-term debt...............................                17,847
        Other liabilities............................                (4,369)
                                                            ---------------
                                                                  $  13,478
                                                            ===============


(8) Represents the capitalization of $32.3 million paid for a reduction in future lease costs of nine eldercare properties and the acquisition of options to purchase seven of the nine properties for $66.5 million at the end of the lease term, offset by the elimination of the $10.3 million carrying value of net unfavorable lease liability credits associated with the nine properties.

                                                              Year ended
                                                             September 30,
                                                                 2003
                                                            ---------------
                                                             (in thousands)


        Current assets (cash)........................             $ (32,250)
        Other assets.................................                21,964
                                                            ---------------
                                                                    (10,286)
                                                            ===============

        Other liabilities............................               (10,286)
                                                            ---------------
                                                                  $ (10,286)
                                                            ===============

        No value was ascribed to GHC's option to purchase seven of the nine properties, as the estimated fair value of the underlying properties is less than the fixed price purchase option.

(9) Represents the consolidation of a previously unconsolidated partnership that operates four eldercare centers. The adjustments entitled "Eliminations" represent the elimination of management fees and ancillary service revenues charged by GHC to the partnership. The adjustments entitled "Adjustments to Capital Costs" represent a reduction in lease expense and a corresponding increase in depreciation expense as a result of the purchase of one previously leased property, and an annual reduction in lease expense of one leased property in consideration for a $2.5 million payment. The $2.5 million payment will result in a $0.4 million annual reduction in cash basis lease expense, offset by the annual amortization of $0.2 million of the advanced rent payment. Depreciation expense is estimated using a weighted average useful life of 20 years for the acquired property and equipment.



                                                          Year ended September 30, 2003
                                          --------------------------------------------------------------------------------
                                           Consolidation                          Adjustments
                                               of                                  to Capital                 Net
                                           partnership       Eliminations            Costs                Adjustments
                                          --------------  -------------------   -----------------     --------------------
                                                                       (in thousands)
        Net revenues ....................   $ 29,434           $ (1,517)             $   --                $ 27,917
        Operating expenses ..............     25,681             (1,517)                 --                  24,164
        Lease expense ...................      3,250               --                    (775)                2,475
        Depreciation expense ............        271               --                      98                   369
        Equity in net income of
        unconsolidated affiliates .......       --                 (122)                 --                    (122)


(10) Represents the net reduction in accrual basis lease costs as a result of the transactions described under footnotes 7 and 8.

                                                              Year ended
                                                             September 30,
                                                                  2003
                                                            ---------------
                                                             (in thousands)

        Purchase of five properties and resulting
              elimination of lease expense (footnote 7).....      $ (1,490)
        Lease expense reductions of nine properties
             (footnote 8)...................................        (1,114)
                                                                 ---------
        Lease expense.......................................      $ (2,604)
                                                                 =========

(11) Represents the increase in depreciation expense as a result of the capitalization of properties described under footnote 7.

                                                               Year ended
                                                              September 30,
                                                                  2003
                                                             --------------
                                                             (in thousands)

           Depreciation expense......................               $ 1,024
                                                            ===============

        Depreciation expense is estimated using a weighted average useful life of 20 years for the acquired property and equipment.

(12) NeighborCare's equity in GHC represents the cumulative investments in, distributions from and earnings of GHC which were contributed at the time of the spin-off. The adjustments reflect the amounts we transferred to NeighborCare as previously described in certain of the pro forma adjustments. The adjustments also reflect the elimination of NeighborCare's net investment in GHC and the related reclassification to additional paid-in-capital due to the distribution of all of our shares to NeighborCare's shareholders.



                                                               Year ended
                                                              September 30,
                                                                  2003
                                                             --------------
                                                             (in thousands)

        Transfer of incremental debt proceeds to
               NeighborCare of $154,064 (footnote 3)
               less cash retained of $89,253
               (footnote 1)..........................             $ (64,811)

        Write-off of unamortized financing fees
               (footnote 2)..........................                (3,700)


        Reclassification of NeighborCare's equity
               in GHC to additional paid-in-capital..               581,849
                                                            ---------------
                                                                  $ 513,338
                                                             ==============


(13) Pro forma basic and diluted earnings per share from continuing operations is computed as if the shares of GHC's common stock were issued and outstanding for the period presented, assuming the distribution ratio of one share of GHC common stock for every two shares of NeighborCare common stock, excluding treasury shares. Because there are no dilutive NeighborCare common stock equivalents attributed to GHC during the periods presented, the pro forma weighted average shares for both the basic and diluted calculations are the same.

                         GENESIS HEALTHCARE CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)

-------------------------------------------------------------------------------------------------------
Reconciliation of pro forma income from continuing operations                           Year ended
  to pro forma EBITDA as reported and as adjusted (in thousands)                     September 30, 2003
                                                                                     ------------------
Pro forma income from continuing operations                                            $        24,032
Add back:
  Equity in net income of unconsolidated affiliates                                               (672)
  Minority interests                                                                               307
  Income tax expense                                                                             8,081
  Interest expense                                                                              31,065
  Depreciation and amortization expense                                                         41,295
                                                                                     ------------------
Pro forma EBITDA - as reported                                                         $       104,108
  Gain on early extinguishment of debt (1)                                                      (1,123)
                                                                                     ------------------
Pro forma EBITDA - as adjusted                                                         $       102,985
                                                                                     ==================

-------------------------------------------------------------------------------------------------------

(1) - The gain on early extinguishment of debt is the result of a negotiated discount on a mortgage loan liquidated by GHC at the request of the mortgage lender. GHC has excluded this gain on early extinguishment of debt from the calculation of pro forma EBITDA as adjusted because management does not view such a gain as likely to occur in the foreseeable future.